Exhibit 99.1

Management’s Discussion and Analysis of Financial Condition and Results of Operations

of

Hibernia NGS Limited

Overview

Hibernia NGS Limited (“Hibernia”) is one of the leading asset-based providers of transatlantic fiber optic cable and high-bandwidth network infrastructure and connectivity services with a global network spanning North America, Western Europe and Asia. Since acquiring its original transatlantic assets, Hibernia has strategically expanded its network reach through fiber builds, targeted acquisitions and long-term network arrangements. Today, Hibernia’s network includes five subsea cables comprised of three unique transatlantic cable routes (including the lowest latency route between North America and points in the United Kingdom and Europe), an expansive terrestrial fiber network, and 224 points of presence spanning North America, Europe, and Asia.

In September 2015, Hibernia began carrying live traffic over its new ultra-low latency cable, Hibernia Express, a $225 million investment that has enabled Hibernia to secure latency sensitive customers and provide diverse transatlantic capacity. This cable links Canada to the United Kingdom, with a branch to Ireland, and has enabled Hibernia to secure latency-sensitive customers and provide diverse transatlantic capacity. Hibernia Express provides transatlantic route between New York and London with sub-59ms latency service.

Hibernia’s differentiated transatlantic network assets, together with its comprehensive connectivity offerings in transport and enhanced services, has allowed it to attract marquee customers from its four targeted high growth industry sectors: (i) financial services, (ii) media and entertainment, (iii) web-centric, and (iv) service provider.

Critical Accounting Policies

Hibernia defines critical accounting policies as those that are important to the portrayal of its financial condition and results of operations and require estimates and assumptions based on Hibernia’s judgment of changing market conditions and the performance of its assets and liabilities at any given time. In determining which accounting policies meet this definition, Hibernia considered its policies with respect to the valuation of its assets and liabilities and estimates and assumptions used in determining those valuations. Hibernia believes the most critical accounting issues that require the most complex and difficult judgments and that are particularly susceptible to significant change to its financial condition and results of operations include the following:

•       Consolidation

•       Foreign Currency Translation

•       Management Estimates

•       Financial Instruments and Concentrations of Credit Risk

•       Cash and Cash Equivalents

•       Property, Plant and Equipment

•       Fair Value Measurements

•       Goodwill and Other Intangibles

•       Long-Lived Assets

•       Income Taxes

•       Leased Assets

•       Revenue Recognition

•       Concentrations of Credit Risk

•       Exchange Rate Sensitivity

For more information about Hibernia’s critical accounting policies, see note 3 to Hibernia’s financial statements, which were filed by the Company on a Current Report on Form 8-K with the Securities and Exchange Commission on March 8, 2017.

Results of Operations

	Year Ended December 31,			Year-over-Year
	2016	2015	2014	2016 to 2015	2015 to 2014
	(dollars in thousands)
Revenue:
Net sales	$182,064	$148,871	$127,846	22.3%	16.4%
Cost of sales	19,532	22,022	22,974	(11.3)%	(4.1)%
Gross Profit	162,532	126,849	104,872	28.1%	21.0%
Operating expenses:
Networking operating expenses	67,517	65,856	63,595	2.5%	3.6%
Sales and marketing	17,866	16,783	14,952	6.5%	12.3%
General and administrative	11,044	22,100	8,814	(50.0)%	150.7%
Depreciation	30,670	21,387	16,226	43.4%	31.8%
Amortisation	775	816	697	(5.0)%	17.1%
Total operating expenses	127,872	126,942	104,284	0.7%	21.7%
Income from operations	34,660	(93)	588	*	(115.8)%
Other expense:
Currency translation gain, net	(98)	(461)	(2,151)	(78.8)%	(78.6)%
Interest expense	13,298	10,599	7,369	25.5%	43.8%
Other non-operating expenses	142	0	519	*	(100.0)%
Gain on sale of fixed assets	(31)	(5)	35	490.2%	(115.1)%
Profit (loss) before income taxes	21,349	(10,226)	(5,184)	(308.8)%	97.2%
Income tax expense/(benefit)	3,085	4,445	(192)	(30.6)%	*
Net profit (loss)	$18,264	$(14,671)	$(4,992)	(224.5)%	193.8%

*      Not meaningful.

Fiscal Year Ended December 31, 2016 compared to Fiscal Year Ended December 31, 2015

Revenue. For the year ended December 31, 2016, revenues increased $33.2 million, or 22.3%, to $182.1 million from $148.9 million for the year ended December 31, 2015. Revenues increased primarily due to a full year of revenue from Hibernia Express that was launched in September 2015.

Cost of Services. Cost of services decreased by $2.5 million, or 11.3%, to $19.5 million for the year ended December 31, 2016 from $22.0 million for the year ended December 31, 2015. The decrease in cost of services was primarily the result of effective cost management by Hibernia.

Total Operating Expenses. Total operating expenses increased $1.0 million, or 0.7%, to $127.9 million for the year ended December 31, 2016 from $126.9 million for the year ended December 31, 2015. The increase in selling, general and administrative expenses was primarily attributable to an increase in depreciation expenses associated with the Hibernia Express cable system, offset by a decline in general and administrative expenses for a one-time bonus paid upon the completion of the Hibernia Express construction completed in September 2015.

Interest Expense. Interest expense increased $2.7 million, or 25.5%, during the year ended December 31, 2016 compared to the corresponding period in 2015. The increase in interest expense was primarily attributable to a loss on extinguishment of debt of $3.1 million.

Fiscal Year Ended December 31, 2015 compared to Fiscal Year Ended December 31, 2014

Revenue. For the year ended December 31, 2015, revenues increased $21.1 million, or 16.4%, to $148.9 million from $127.8 million for the year ended December 31, 2014. Revenues increased primarily due to the launch of Hibernia Express in September 2015, when Hibernia began to recognize revenue on the new ultra-low latency cable system.

Cost of Services. Cost of services decreased by $1.0 million, or 4.1%, to $22.0 million for the year ended December 31, 2015 from $23.0 million for the year ended December 31, 2014. The decrease in cost of services was primarily the result of effective cost management by Hibernia.

Total Operating Expenses. Total operating expenses increased $22.6 million, or 21.7%, to $126.9 million for the year ended December 31, 2015 from $104.3 million for the year ended December 31, 2014. The increase in selling, general and administrative expenses was primarily attributable to the costs incurred in the additional sales activities associated with Hibernia Express and incremental expenses associated with managing the construction of the project.

Interest Expense. Interest expense increased $3.2 million, or 43.8%, during the year ended December 31, 2015 compared to the corresponding period in 2014. The increase in interest expense was primarily attributable to the additional indebtedness incurred by Hibernia relating to Hibernia Express.

Liquidity and Capital Resources

	Fiscal Year Ended December 31,
Consolidated Statements of Cash Flows Data	2016	2015	2014
	(dollars in thousands)
Net cash provided by (used in) operating activities	$14,984	$122,084	$71,251
Net cash used in investing activities	(16,027)	(161,543)	(112,296)
Net cash provided by financing activities	17,276	35,315	51,783

Fiscal Year Ended December 31, 2016 compared to Fiscal Year Ended December 31, 2015

Operating Activities. The net cash provided by operating activities of $15.0 million during the year ended December 31, 2016 reflected a decrease from the inflow of cash receipts from customers who prepaid services on Hibernia Express compared to net cash provided by operating activities of $122.1 million for the year ended December 31, 2015.

Investing Activities. During the year ended December 31, 2016, net cash used in investing activities was $16.0 million, reflecting purchases of property and equipment. During the year ended December 31, 2015, net cash used by investing activities was $161.5 million. The reduction in capital expenditure year on year reflects the completion and launch of Hibernia Express in September 2015.

Financing Activities. During the year ended December 31, 2016, net cash provided by financing activities of $17.3 million primarily reflected the cash flow from the refinancing of the Hibernia Express loan, the senior secured note and shareholder loan with the senior term facility. During the year ended December 31, 2015, net cash provided by financing activities reflected $35.3 million primarily attributed to the issuance of the Hibernia Express loan.

Fiscal Year Ended December 31, 2015 compared to Fiscal Year Ended December 31, 2014

Operating Activities. The net cash provided by operating activities of $122.1 million during the year ended December 31, 2015 reflected an increase from the inflow of cash receipts from customers who purchased services on Hibernia Express compared to net cash provided by operating activities of $71.3 million for the year ended December 31, 2014.

Investing Activities. During the year ended December 31, 2015, net cash used in investing activities was $161.5 million, reflecting purchases of property and equipment including those for the construction of Hibernia Express. During the year ended December 31, 2014, net cash used by investing activities was $112.3 million.

Financing Activities. During the year ended December 31, 2015, net cash provided by financing activities reflected $35.3 million primarily due to cash flow from a revolving loan facility. During the year ended December 31, 2014, net cash provided by financing activities reflected $51.8 million primarily attributed to the issuance of preferred stock.

Off-Balance Sheet Arrangements

Hibernia does not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

Commitments and Contingencies

Hibernia’s Irish subsidiary maintains a network entitled “Project Kelvin” which was financed for €29,500,000 by a consortium of government organizations. Under its contract with the government organizations, Hibernia’s subsidiary is obligated to provide service on the network until December 2018.

Hibernia has commitments under various non-cancellable operating leases for office and equipment space, network capacity and certain equipment rentals expiring through 2034. Estimated future payments with respect to these contractual obligations are as follows (amounts in thousands):

2017	$11,212
2018	8,965
2019	7,523
2020	5,032
2021	3,920
Thereafter	39,061
Total	$75,713

Hibernia has commitments for capital expenditures of $3.6 million at December 31, 2016 for ongoing projects.

On March 1, 2014, Hibernia Media (UK) Limited purchased customer contracts and related plant and equipment from TeliaSonera Network Sales AB. Consideration of 36 monthly installments of $67,645 commenced in January 2015. At December 31, 2016, the balance outstanding was $0.8 million.

Hibernia, in the regular course of business, is involved in various legal proceedings, investigations and claims by various regulatory agencies. Hibernia’s management does not believe that the ultimate resolution of these investigations, claims and legal proceedings will have a material impact on Hibernia’s financial condition or results of operations.